EXHIBIT 99.1

NEWS RELEASE

Contact:

Michael Kady

For Release:

Immediately

1.800.345.9680

Quipp Announces First Quarter Results

Miami, FL, May 11, 2007 – Quipp, Inc. (Nasdaq: QUIP) today announced first quarter financial and operating results.

Quipp reported a first quarter 2007 net loss of $650,320 ($0.44 per basic and fully diluted share) compared to a net loss of $248,672 ($0.17 per basic and fully diluted share) during the first quarter of 2006.  Net sales amounted to $4,321,637 in the first three months of 2007, reflecting an 18% decline from $5,260,458 during the same period of a year ago.

Michael Kady, Quipp’s President and Chief Executive Officer, stated that: “Our company entered the new year with a reasonably healthy backlog of orders due to strong customer demand in the fourth quarter of 2006.  Also, new orders booked during the first quarter of 2007 exceeded the seasonally low order input rate during the first three months of each of the preceding three years.  Since our acquisition of Newstec, Inc. in 2005, however, a greater percentage of total customer demand consists of larger systems orders that require longer lead times.  As a result, a significant portion of our backlog is scheduled to ship in future quarters and did not contribute to first quarter results.”

First quarter 2007 new orders amounted to $4,998,000 compared to $4,468,000 in the first three months of 2006, and an average of $3,977,000 during the first quarter of the past three years.  Backlog totaled $9,714,000 at March 31, 2007 compared to $8,909,000 at December 31, 2006 and $12,800,000 at March 31, 2006.

Mr. Kady added: “Profitability for the most recently completed quarter was adversely affected by three factors.  First, we have incurred higher than expected raw material and component cost increases.  Second, price competition amongst newspaper post-press equipment suppliers has intensified, and is expected to continue.  Finally, reduced production levels in our factory resulted in unfavorable overhead absorption and efficiency variances during the quarter.  Partially offsetting these factors is the ongoing effect of cost reduction programs implemented in 2006.”

Quarter Ended
March 31,
	2007	2006
(000's omitted, except per share data)	(unaudited)	(unaudited)

Net Sales	$ 4,322	$ 5,260

Net Loss	$ (650)	$ (249)

Basic and diluted loss per share	$ (0.44)	$ (0.17)

Quipp’s balance of cash and cash equivalents and securities available for sale totaled $4,245,132 at March 31, 2007 as compared to $3,924,879 at December 31, 2006.  Positive cash generation from operations was largely attributable to an increase in deferred revenues related to customer deposits.

The following table provides a reconciliation of net income to EBITDA (earnings before interest, taxes, depreciation and amortization) for the three-month periods ending March 31, 2007 and 2006.  Management believes that the presentation of EBITDA will be useful to investors because it will assist them in evaluating management’s performance in connection with the Company’s core operations by excluding charges that are not reflective of the day-to-day operations of the Company.

	Quarter Ended
	March 31,
	2007	2006
(000's omitted)	(unaudited)	(unaudited)

Net (Loss) Income	$ (650)	$ (249)

Add (Deduct):
Net Interest Income	(50)	(37)
Income Taxes	-	(169)
Depreciation and Amortization	122	58
Intangible Amortization	131	131

EBITDA	$ (447)	$ (266)

CAUTIONARY STATEMENT:  This press release contains forward-looking statements that address, among other things, future shipments of larger systems orders and continuation of intensified price competition.  Actual results could differ materially from those described in the forward looking statements due to, among other things, economic conditions generally and specifically in the newspaper industry, our competition for new orders and cancellation of orders.